EXHIBIT 5.1

                               November 26, 1997


Marathon Financial Corporation
4095 Valley Pike
Winchester, VA  22602

Dear Sirs:

         In connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of 350,000 shares of Common Stock, $1.00 par value, of Marathon Financial Corporation. (the "Company"), which may be issued pursuant to the terms of the Company's 1996 Long-Term Incentive Plan (the "Plan"), we hereby advise you that in our opinion that upon issuance pursuant to the terms of the Plans, the shares of Common Stock which may be issued pursuant thereto will be validly issued, fully paid and nonassesable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     Kaufman & Canoles, P.C.